EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated this 17th day of April, 2008 to be effective as of September 1, 2007 (the “Effective Date”) by and between GREG S. TAYLOR (the “Employee”) and CYTOGENIX, INC., a Nevada corporation (the “Company”).

1.

Duties and Scope of Employment.

(a)  Position. For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ the Employee in the position of Vice President of Finance and Administration and Chief Financial Officer.  Employee shall report to the Company’s Board of Directors and Chief Executive Officer.  Employee shall perform the duties and responsibilities customarily associated with such position, and such other duties and responsibilities that are assigned to him by the Chief Executive Officer and/or the Board of Directors.

(b)  Obligations to the Company.  During his Employment, the Employee shall devote substantially all of his business  time, attention, skill and efforts to the faithful performance of his duties hereunder.  Employee shall not embark on any business efforts outside of those described herein that would be in conflict with the faithful performance of his duties as described herein.  Any substantial business obligations outside of the Employee’s obligations to the Company shall be disclosed in Exhibit A, which will be approved by the Company’s President and/or Board of Directors and updated and reviewed on an annual basis.  The Employee shall comply with the Company’s policies and rules as they may be in effect from time to time during his Employment.

(c)  No Conflicting Obligations.  The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement or that would represent a conflict of interest.  The Employee represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity.  The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

2.

Cash and Incentive Compensation.

(a) Salary.  Except as contemplated by the subsections below, the Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of $180,000.00.  Such salary shall be adjusted thereafter on an annual basis by the Board of Directors, and payable in accordance with the Company’s standard payroll procedures.  (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”)

(b)  Bonus.  Employee shall receive a cash bonus, payable one-half at execution and one-

half on the first anniversary of such execution, upon the execution of a financing agreement by the Company.  The amount of the bonus will be $50,000 for a financing of $10,000,000 or more and $75,000 for a financing of $20,000,000 or more.  In addition, the Employee will be eligible to receive a bonus at the discretion of the Board of Directors.

(c)  Incentive Compensation.  The Company shall (i) grant Employee 500,000 shares of restricted common stock at a price of $0.001 per share, and (ii) grant Employee an initial stock option award of 3,400,000 shares of common stock under the CytoGenix, Inc. Stock Option Plan established in 2003 at a strike price equal to the opening stock price on the date of issue.  1,133,334 shares will vest upon the issuance date with an additional 1,133,333 shares vesting each upon the first and second anniversary date of issuance, however, Employee’s options to purchase the Company’s Common Stock will fully vest and become immediately exercisable upon a Change In Control.  Additional grants of options to Employee during the term of this Agreement may be made at the discretion of the compensation committee of the Board of Directors.

(d)  Insurance Coverage.  The Employee will be eligible to participate in Company-sponsored benefit plans, including the Company’s medical plan, in the same manner as Company and any third-party benefit provider make such opportunities available to Company’s regular full-time employees, subject to any such third-party benefit provider’s determination that Employee is eligible to participate in such plan.  The Company shall pay, on Employee's behalf, or reimburse Employee in the event the Employee paid such amount, the amount payable by Employee as a premium for coverage for Employee and his family under the Company's health insurance plan, and shall pay the premium for a life insurance policy for Employee, with the proceeds payable to a beneficiary or beneficiaries of his choice, in an amount consistent with that of other senior executives of the Company who have the same benefit.

(e)  Vacation.  Employee shall be entitled to no less than two weeks paid vacation per year and all legal holidays during which time his applicable compensation shall be paid in full, provided that, in the event Employee is unable to use all of such vacation in any given calendar year, Employee shall be able to carry up to two weeks of vacation to the following year, but any unused vacation in excess of such two weeks shall be forfeited.

(f)  401(k) Contributions.  In the event that the Company establishes a 401(k) plan for its employees, and to the extent permissible, the Company shall match the Employee's contributions to the 401(k) plan, up to a maximum of 15 percent of Employee's Base Compensation, or to the maximum permitted by law, whichever is lesser.

(g)  Medical Leave.   In the event that the Employee is disabled or otherwise unable to perform his duties hereunder for a period in excess of Employee's available vacation time and the available sick leave under the Company's then-current leave plans, the Employee shall be entitled to continue to receive his full Base Compensation for a period of up to six (6) months, if necessary.  The Company shall, in addition, use its best efforts to obtain a long-term disability policy, at its expense, for Employee, which policy shall provide that no less than fifty percent (50%) of Employee's then-current Base Compensation shall be payable to Employee for the remainder of his life or until he reaches the maximum age permissible under such long-term disability plans.

(h)  Additional Benefits.  In addition, during the term of this Agreement, Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the appropriate Company committee with respect to programs calling for such approvals or grants.

3.

Business Expenses.

During his Employment, the Employee shall be authorized to incur necessary and reasonable communication, travel, entertainment and other business expenses in connection with his duties hereunder.  The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

4.

Term of Employment.

(a)  Basic Rule.  Subject to the terms of Section 5, the Employee’s Employment with the Company shall be “at will,” meaning that either the Employee or the Company shall be entitled to terminate the Employee’s Employment at any time and for any reason, with or without Cause (in the case of the Company) or Constructive Termination (in the case of Employee).  This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

(b)  Termination.  The Employee, or the Company subject to the terms of Section 5, may terminate the Employee’s Employment at any time and for any reason (or no reason), and with or without Cause (in the case of the Company) or Constructive Termination (in the case of Employee), by giving the other party notice in writing.  The Employee’s Employment shall terminate automatically in the event of his death.

(c)  Rights Upon Termination.  Except as expressly provided in Section 5, upon the termination of the Employee’s Employment pursuant to this Section 4, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 2 and 3 for the period preceding the effective date of the termination.

5.

Termination Benefits.

(a) General Release. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Employee (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

(b)  Severance Pay.  If, during the term of this Agreement, the Company terminates the Employee’s Employment for any reason other than Cause or Permanent Disability, or if the Employee voluntarily resigns following a Constructive Termination, (collectively, a

“Termination Event”), then the Company shall pay the Employee his Base Compensation for a period of twelve (12) months following the termination of his Employment.  Such Base Compensation shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures.  In addition, the Company shall also reimburse the Employee for the payment of the Employee’s COBRA or equivalent other replacement medical and dental insurance premiums for a period of twelve (12) months.

(c)  Change of Control.  In the event that Employee is subject to a Termination Event within twelve (12) months of a Change in Control, then in addition to the payment set forth in subsection (b) above, Employee shall also be entitled to receive an additional severance payment equal to twelve (12) months' Base Compensation at the then-current rate, payable in a lump sum on termination of employment.  The Company will pay such lump sum termination payment to Employee concurrent with Employee’s termination of employment.  The Company’s obligation to pay to Employee any amounts under subsection (b) above and this subsection (c) will bear interest at the maximum rate allowed by law until paid by the Company, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded daily.

(d)  Definition of “Cause.”  For all purposes under this Agreement, “Cause” shall mean:

(i) Any breach of the Invention, Confidential Information and Non-Competition Agreement dated the date hereof between the Employee and the Company;

(ii) Conviction of, or a plea of “guilty” or “no contest” to, a felony, or a plea of “guilty” or “no contest” to a lesser included offense in exchange for withdrawal of a felony indictment or felony charge by indictment, in each case whether arising under the laws of the United States or any state thereof;

(iii) Gross misconduct or gross negligence in the performance of duties assigned to the Employee under this; or

(iv) Employee’s repeated failure to perform substantially all of the duties of his employment or to follow and comply with the reasonable and lawful written directives of the Board of Directors of the Company after such Employee has been informed in writing of such failure and given a period of not less than 30 days to remedy such failure.

(e) Definition of “Change of Control.” For all purposes under this Agreement, “Change of  Control” shall mean:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; provided, however, that any financing in which the Company shall issue and sell shares of its capital stock or securities convertible into equity securities of the Company shall not constitute a change in control even if persons who were not stockholders of the Company immediately prior to such financing own immediately after such financing 50% or more of the voting power of the Company’s outstanding securities; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or capital stock.

(f) Definition of “Constructive Termination.” For all purposes under this Agreement, Constructive Termination shall mean the voluntary resignation of the Employee within twelve (12) months following:

(i) A change in the Employee’s position with the Company without the Employee’s consent that materially reduces his level of authority, responsibilities and duties;

(ii) A substantial reduction in the Employee’s Base Compensation unless due to a lack of available funds and the Employee is treated similarly to all other employees; or

(iii) Receipt of notice from the Company that the Employee’s principal workplace will be relocated by more than 50 miles without his consent.

(g)  Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean that the Employee, at the time notice is given, has failed to perform his duties under this Agreement (excluding an approved leave from work or a leave required by law) for a period of more than 30 business days in any 90 consecutive days (or such longer period as may be required by law) as the result of his incapacity due to physical or mental injury, disability or illness.

6.

Effect of Termination on Common Stock Options.

Options to purchase the Company’s Common Stock held by the Employee and not previously vested will expire 30 days from termination if the Employee’s employment with the Company is terminated for Cause as defined in Section 5(d) of this Agreement.  If Employee’s employment with the Company ends for any reason other than termination for Cause or due to death, such Employee’s unvested options will vest immediately and all stock options held by the Employee shall remain exercisable for a period of five years from such termination date.  If the Employee dies or becomes disabled while employed by the Company his options shall become fully exercisable on the date of his death or his disability (as applicable) and shall expire twenty-four months thereafter.

6.

Non-Solicitation, Non-Disclosure and Non-Competition.

The Employee has entered into an Invention, Confidential Information and Non-Competition Agreement with the Company, in the form attached hereto as Exhibit B, which is incorporated herein by reference.

7.

Insurance.

During the term of this Agreement, the Company will use its best efforts to maintain liability insurance to cover actions of its directors and officers for an amount not less than $5 million and will include Employee on this policy.

8.

Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business, capital stock and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)  Employee’s Successors.  This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.

Miscellaneous Provisions.

(a)  Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)  Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)  Whole Agreement. This Agreement and the Invention, Confidential Information and Non-Competition Agreement contain the entire understanding of the parties with respect to the subject matter hereof.  No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in such agreements have been made or entered into by either party with respect to the subject matter hereof.

(d)  Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)  Choice of Law and Severability.  This Agreement is executed by the parties in the State of Texas and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law).  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)  Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee’s Employment or the termination thereof, shall be settled in Houston, Texas, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.  The Company and the Employee shall share equally all fees and expenses of the arbitrator.  The Employee hereby consents to personal jurisdiction of the state and federal courts located in the State of Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(g) No Assignment.  This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time.  The Company may assign this Agreement and all of its rights hereunder to any parent, subsidiary or affiliate of Company or to any third party in connection with the (i) sale or transfer of all or substantially all of the assets or capital stock of Company to such third party or (ii) merger or consolidation of Company with such third party.

(h) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE:

/s/ Greg S. Taylor Greg S. Taylor

Company:

CYTOGENIX, Inc.

/s/ Malcolm H. Skolnick Malcolm H. Skolnick Chairman of the Board of Directors Chief Executive Officer and President

EXHIBIT A

List of any business obligations of Employee where professional services rendered:

.

- NONE -

EXHIBIT B

Form of Invention, Confidential Information and Non-Competition Agreement

(See attached)

- Previously Executed -

/s/ Greg Taylor
Greg S. Taylor